Exhibit 2.1
AGREEMENT AND PLAN OF MERGER

by and between

Abraxas Petroleum Corporation

and

Abraxas Energy Partners, L.P.

5527321v.7
Dated as of June 30, 2009

TABLE OF CONTENTS

Article I	CERTAIN DEFINITIONS	2
1.1	Certain Definitions	2
Article II	THE MERGER; EFFECTS OF THE MERGER	8
2.1	The Merger.	8
2.2	Closing	9
Article III	MERGER CONSIDERATION; EXCHANGE PROCEDURES	9
3.1	Merger Consideration	9
3.2	Exchange of Certificates.	10
3.3	Rights As Unitholders; Unit Transfers	12
3.4	Anti-Dilution Provisions	12
3.5	Options, Phantom Units and Restricted Units.	12
Article IV	REPRESENTATIONS AND WARRANTIES OF ENERGY	13
4.1	Organization and Qualification	13
4.2	Subsidiaries	14
4.3	Capitalization.	14
4.4	Authority; Due Authorization; Binding Agreement; Approval.	15
4.5	GP Board Recommendation; Opinion of Energy Financial Advisor.	15
4.6	No Violation; Consents.	16
Article V	REPRESENTATIONS AND WARRANTIES OF ABRAXAS	17
5.1	Organization and Qualification	17
5.2	Subsidiaries	18
5.3	Capitalization.	18
5.4	Authority; Due Authorization; Binding Agreement.	19
5.5	Abraxas Board Recommendation; Opinion of Abraxas Financial Advisor.	19
5.6	No Violation; Consents.	20
5.7	Compliance.	21
5.8	SEC Filings; Financial Statements.	21
5.9	Litigation	22
5.10	No Material Adverse Change	22
5.11	Environmental	22
5.12	Taxes.	23
5.13	Title to Properties and Assets; Liens, Etc	24
5.14	Intellectual Property.	25
5.15	Employees; Employee Benefits.	25
5.16	No Undisclosed Liabilities	26
5.17	State Takeover Laws	27
5.18	Finders or Brokers	27

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Article VI	ACTIONS PENDING MERGER	27
6.1	Conduct of Energy Business	27
6.2	Conduct of Abraxas Business	29
6.3	Investigation	30
6.4	Structuring	31
Article VII	COVENANTS	31
7.1	Reasonable Best Efforts	31
7.2	Equityholder Approvals.	32
7.3	Proxy Statement	33
7.4	Common Stock Listed	33
7.5	Third Party Approvals.	33
7.6	Indemnification; Directors’ and Officers’ Insurance.	34
7.7	Board Membership	36
Article VIII	CONDITIONS TO CONSUMMATION OF THE MERGER	37
8.1	Abraxas Stockholder Approval	37
8.2	Energy Equityholder Approval	37
8.3	Financing	37
8.4	Governmental Approvals	37
8.5	No Injunction	38
8.6	Representations, Warranties and Covenants of Abraxas	38
8.7	Representations, Warranties and Covenants of Energy	38
8.8	NASDAQ Listing	39
Article IX	TERMINATION	39
9.1	Termination	39
9.2	Effect of Termination	40
Article X	MISCELLANEOUS	41
10.1	Fees and Expenses.	41
10.2	Waiver; Amendment	41
10.3	Counterparts	41
10.4	Governing Law	41
10.5	Notices	41
10.6	Entire Understanding; No Third Party Beneficiaries	43
10.7	Severability	43
10.8	Headings	43
10.9	Jurisdiction	43
10.10	Waiver of Jury Trial	43
10.11	Specific Performance	43
10.12	Scope of Representations and Warranties.	43
10.13	Survival	44
10.14	Confidentiality	44
10.15	Interpretation.	44
10.16	Assignment	45

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2009 (this “Agreement”), is entered into by and between ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (“Abraxas”) and ABRAXAS ENERGY PARTNERS, L.P., a Delaware limited partnership (“Energy”).

WITNESSETH:

WHEREAS, the Board of Directors of Abraxas (the “Abraxas Board”), has considered this Agreement and the transactions contemplated hereby and, has, upon the recommendation of the Abraxas Special Committee and as more particularly described in Section 5.5(a), (i) determined that this Agreement and the transactions contemplated hereby, including consummating the business combination provided for in this Agreement, pursuant to which Energy will, subject to the terms and conditions set forth herein, merge with and into Abraxas (the “Merger”), with Abraxas surviving, are advisable, fair and reasonable to and in the best interests of Abraxas and its stockholders and (ii) approved and adopted this Agreement and determined to recommend its adoption and approval of the Stock Issuance by the Abraxas Stockholders;

WHEREAS, the Audit and Conflicts Committee of the GP Board, consisting solely of independent directors, which directors are also independent of Abraxas (the “Energy Committee”) has considered the transactions contemplated by this Agreement and determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Unaffiliated Unitholders and Energy, and resolved to recommend that the full GP Board adopt this Agreement, approve the transactions contemplated hereby and recommend adoption and approval by the Energy Unitholders;

WHEREAS, the Board of Directors of Abraxas General Partner, LLC, a Delaware limited liability company (the “GP Board”) and the general partner of Energy (the “GP”), has considered this Agreement and the transactions contemplated hereby and, has, upon the recommendation of the Energy Committee and as more particularly described in Section 4.5(a), (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair and reasonable to and in the best interests of the Unaffiliated Unitholders and Energy and (ii) approved and adopted this Agreement and determined to recommend its adoption and approval by the Energy Unitholders;

WHEREAS, simultaneous with the execution and delivery of this Agreement, Unaffiliated Unitholders owning approximately 96% of the Energy Common Units not owned by Abraxas and the Abraxas Subsidiaries have executed and delivered the Voting Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to set forth certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

CERTAIN DEFINITIONS

1.1   Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Abraxas” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Abraxas Board” shall have the meaning set forth in the recitals to this Agreement.

“Abraxas Change in Recommendation” shall have the meaning set forth in Section 7.2(b).

“Abraxas Common Stock” shall mean the common stock, par value $0.01 per share, of Abraxas.

“Abraxas Credit Facility” shall mean that certain Credit Agreement, dated as of June 27, 2007, and the Loan Documents (as defined therein), as amended from time to time, among Abraxas, the lenders party thereto, and Société Générale, as Administrative Agent and Issuing Lender.

 “Abraxas Directors Plan” shall mean the Abraxas Petroleum Corporation 2005 Non-Employee Directors Long-Term Equity Incentive Plan.

“Abraxas Financial Advisor” shall have the meaning set forth in Section 5.5(c).

“Abraxas LTIP” shall mean the Abraxas Petroleum Corporation 2005 Employee Long-Term Equity Incentive Plan.

“Abraxas Material Adverse Effect” shall have the meaning set forth in Section 5.1.

“Abraxas Meeting” shall have the meaning set forth in Section 7.2(b).

“Abraxas Operating” shall mean Abraxas Operating, LLC, a Texas limited liability company and wholly-owned subsidiary of Energy.

“Abraxas Permits” shall have the meaning set forth in Section 5.7(b).

“Abraxas Recommendation” shall have the meaning set forth in Section 7.2(b).

“Abraxas Restricted Stock” shall mean awards of restricted stock pursuant to the Abraxas LTIP.

“Abraxas Special Committee” shall mean the Special Committee of the Abraxas Board, consisting solely of independent directors, which directors are also independent of Energy.

“Abraxas Stock Options” shall have the meaning set forth in Section 3.5(a).

“Abraxas Stockholder Approval” shall have the meaning set forth in Section 8.1.

“Abraxas Subsidiaries” shall have the meaning set forth in Section 6.2.

“Affiliate” shall mean, with respect to any Person, those other Persons that, directly or indirectly, control or are controlled by, or are under common control with, such Person; provided, however, that, for purposes of this Agreement, Energy and Abraxas Operating shall not be considered Affiliates of Abraxas, and Abraxas and its Subsidiaries shall not be considered Affiliates of Energy, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Annual Report” shall have the meaning set forth in Section 5.8(b).

“Applicable Number” shall have the meaning set forth in Section 3.1(a).

“Benefit Plan” shall have the meaning set forth in Section 4.3(d).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of San Antonio, Texas.

“Certificate” shall have the meaning set forth in Section 3.1(c).

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Claim” shall have the meaning set forth in Section 7.6(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” shall have the meaning set forth in Section 4.6(a).

“Delaware LP Act” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101 et seq., as amended.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“Energy” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Energy Change in Recommendation” shall have the meaning set forth in Section 7.2(a).

“Energy Committee” shall have the meaning set forth in the recitals to this Agreement.

“Energy Common Units” shall mean the common units representing limited partnership interests of Energy having the rights and obligations specified in the Partnership Agreement.

“Energy Credit Agreement” shall mean the Credit Agreement, dated as of January 31, 2008, and the Loan Documents (as defined therein), as amended from time to time, among Energy, the lenders party thereto, Société Générale, as Administrative Agent and Issuing Lender, The Royal Bank of Canada, as Syndication Agent, and The Royal Bank of Scotland PLC, as Document Agent.

“Energy Director Designees” shall have the meaning set forth in Section 7.7.

“Energy Financial Advisor” shall have the meaning set forth in Section 4.5(c).

“Energy LTIP” shall mean the Abraxas Energy Partners, L.P. Amended and Restated Long-Term Incentive Plan, amended and restated as of January 14, 2009.

“Energy Material Adverse Effect” shall have the meaning set forth in Section 4.1.

“Energy Meeting” shall have the meaning set forth in Section 7.2(a).

“Energy Phantom Units” shall mean the Energy Phantom Units granted under the Energy LTIP.

“Energy Recommendation” shall have the meaning set forth in Section 7.2(a).

“Energy Restricted Units” shall mean Energy Restricted Common Units granted under the Energy LTIP.

“Energy Subordinated Credit Agreement” shall mean the Subordinated Credit Agreement dated as of January 31, 2008 and the Loan Documents (as defined therein), as amended from time to time, by and among Energy, the lenders party thereto, Société Générale, as Administrative Agent, and The Royal Bank of Canada, as Syndication Agent.

“Energy Unit Options” shall mean options to purchase Energy Common Units to be granted under the Energy LTIP upon consummation of the initial public offering of the Energy Common Units.

“Energy Unitholder Approval” shall mean the approval of the owners of 80% of the Energy Common Units of the transactions contemplated by this Agreement including the Merger.

“Energy Unitholders” shall mean the holders of Energy Common Units.

“Environmental Laws and Regulations” shall mean all Laws of any Governmental Authority relating to pollution, nuisance, natural resources or the protection of health and safety (relating to exposure to Hazardous Materials), the environment, (including emissions, discharges, Releases, or threatened Releases of any Hazardous Material; and the manufacture, processing, distribution, use, coverage, disposal, transportation, storage or handling of any Hazardous

Material) in effect as of the date hereof including, without limitation, (i) the Federal Clean Air Act, 42 U.S.C. §§ 7401 et seq.; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; (iii) the Federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 1101 et seq.; (iv) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; (v) the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; (vi) the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; (vii) the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and (viii) the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.15(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.2(a).

“Exchange Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(a).

“GAAP” shall have the meaning set forth in Section 4.1.

“Governing Documents” shall have the meaning set forth in Section 2.1(e).

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality (including any self-regulatory organization), or any arbitrator in any case that has jurisdiction over Energy or Abraxas, as the case may be, or any of their respective properties or assets.

“GP” shall have the meaning set forth in the recitals of this Agreement.

“GP Board” shall have the meaning set forth in the recitals to this Agreement.

“GP Unit” shall mean the general partnership units of Energy owned by the GP.

“Hazardous Materials” shall mean any substance that is designated, defined or classified under any applicable Environmental Laws and Regulations as a hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which, or is otherwise regulated or requires removal, remediation or reporting under any applicable Environmental Laws and Regulations.  Hazardous Materials include, without limitation, anything which is:  (i) defined as a “pollutant” pursuant to 33 U.S.C. § 1362(6) as of the date of this Agreement; (ii) defined as a “hazardous waste” pursuant to 42 U.S.C. § 6921 as of the date of this Agreement; (iii) defined as a “regulated substance” pursuant to 42 U.S.C. § 6991 as of the date of this Agreement; (iv) defined as a “hazardous substance” pursuant to 42 U.S.C. § 9601(14) as of the date of this Agreement; (v) defined as a “pollutant or contaminant” pursuant to 42 U.S.C. § 9601(33) as of the date of this Agreement; (vi) petroleum; (vii) asbestos; (viii) polychlorinated biphenyl; and (ix) radon.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnification Expenses” shall have the meaning set forth in Section 7.6(a).

“Indemnified Party” shall have the meaning set forth in Section 7.6(a).

“Law” or “Laws” shall mean federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of all Governmental Authorities.

“Letter of Intent” shall mean that certain letter of intent dated June 18, 2009 by and among Abraxas, Energy and the Unaffiliated Unitholders named therein.

“Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Meeting” shall have the meaning set forth in Section 7.2(b).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(a).

“NASDAQ” shall mean the NASDAQ Capital Market.

“Nevada Statute” shall mean Chapter 78 of the Nevada Revised Statutes and Chapter 92A of the Nevada Revised Statutes, each as amended.

“Omnibus Agreement” shall mean the Omnibus Agreement, dated as of May 25, 2007, as may be amended from time to time, among Abraxas, the GP, Energy and Abraxas Operating.

“Outside Determination Date” shall have the meaning set forth in Section 9.1(e).

“Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Energy dated as of September 19, 2007.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Proxy Statement” shall have the meaning set forth in Section 7.3.

“Quarterly Report” shall have the meaning set forth in Section 5.8(b).

“Recapture Amount” shall have the meaning set forth in Section 6.4.

“Release” shall mean the active or passive spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

“Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any Person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such Person.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Filings” shall have the meaning set forth in Section 5.8(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Issuance” shall mean the issuance of shares of Abraxas Common Stock in the Merger pursuant to this Agreement.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act; provided, however, that for purposes of this Agreement (other than in the definition of Abraxas Material Adverse Effect), Energy and Abraxas Operating shall not be deemed to be Subsidiaries of Abraxas.

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint or several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Tax Calculation” shall have the meaning set forth in Section 6.4.

“Tax Return” means any return, report, statement, information return or other document (including any schedule or attachment thereto) filed or required to be filed with any taxing authority with respect to the determination, assessment or collection of, or otherwise with respect to, Taxes..

“Termination Date” shall have the meaning set forth in Section 9.1(b)(i).

“Unaffiliated Unitholders” shall mean the holders of Energy Common Units as of the date of this Agreement, other than Abraxas and its Affiliates and the officers and directors of Abraxas.

“Voting Agreement” shall mean that certain Voting, Registration Rights & Lock-up Agreement dated as of the date hereof by and among Abraxas, Energy and the Unaffiliated Unitholders named therein.

“VWAP” shall mean, for any date, the daily volume weighted average price of the Abraxas Common Stock for such date (or the nearest preceding date) on the NASDAQ or such other exchange on which the Abraxas Common Stock is then traded or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time).

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

2.1  The Merger.

(a) The Surviving Entity.  Subject to the terms and conditions of this Agreement, at the Effective Time, Energy shall merge with and into Abraxas, the separate existence of Energy shall cease and Abraxas shall survive and continue to exist as a Nevada corporation (Abraxas sometimes being referred to herein as the “Surviving Entity”).

(b) Effectiveness and Effects of the Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be agreed by Energy and Abraxas in writing and set forth in the Certificate of Merger (the “Effective Time”), in accordance with the Delaware LP Act and the Nevada Statute.  The Merger shall have the effects prescribed in the Delaware LP Act and the Nevada Statute.  In no event shall the Effective Time occur later than five (5) Business Days after the satisfaction or waiver of the conditions set forth in Article VIII.

(c) Directors of the Surviving Entity.  Subject to the terms and conditions set forth in Section 7.7 in accordance with this Agreement, the individuals who are the directors of Abraxas  immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the

Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(d) Officers of the Surviving Entity.  The officers of Abraxas immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(e) Governing Documents of the Surviving Entity.  The Articles of Incorporation, Bylaws and other governing documents (the “Governing Documents”), as in effect immediately prior to the Effective Time, shall remain the Governing Documents of the Surviving Entity and shall continue in effect until thereafter changed or amended in accordance with the provisions thereof and applicable law.

2.2  Closing.  Subject to the satisfaction or waiver of the conditions as set forth in Article VIII in accordance with this Agreement, the filing of the Certificate of Merger with the Delaware Secretary of State and the Nevada Secretary of State and the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the first Business Day after the day on which all of the conditions set forth in Article VIII (other than those that by their nature are to be satisfied by actions taken at Closing, but subject to their satisfaction or waiver) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing.  The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Jackson Walker L.L.P., 112 E. Pecan, Suite 2400, San Antonio, Texas 78205, at 10:00 a.m. local time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1  Merger Consideration.  Subject to the provisions of this Agreement:

(a) By virtue of the Merger and without any action by Abraxas or any holder thereof, at the Effective Time each Energy Common Unit issued and outstanding immediately prior to the Effective Time (other than Energy Common Units held by Abraxas or its Subsidiaries (including the GP)), including Energy Restricted Units and Energy Phantom Units in accordance with Section 3.5(b), shall be converted into the right to receive the Applicable Number of shares of Abraxas Common Stock (the “Exchange Ratio”) which Abraxas Common Stock shall be duly authorized, validly issued, fully paid and non-assessable.  The number of shares of Abraxas Common Stock issued pursuant to this Section 3.1(a) shall be referred to herein as the “Merger Consideration.”  For purposes of this Agreement, subject to adjustment pursuant to Section 3.4, the “Applicable Number” shall mean the number of validly issued, fully paid and non-assessable shares of Abraxas Common Stock determined by dividing (i) $6.00 by (ii) the average VWAP for the Abraxas Common Stock as reported on NASDAQ for the twenty consecutive trading days ending on the third business day preceding the date of the Abraxas Meeting; provided, however, that in no event shall the Applicable Number be less than 4.25 or greater than 6.

(b) Each GP Unit held by the GP immediately prior to the Effective Time, and each Energy Common Unit held by Abraxas or its Subsidiaries immediately prior to the Effective Time shall be canceled and cease to exist, and no Merger Consideration shall be delivered in respect thereof.

(c) All Energy Common Units, when converted in the Merger shall cease to be outstanding and shall automatically be canceled and cease to exist.  Each holder of a certificate (a “Certificate”) previously representing any such Energy Common Units shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, if any, to be issued in consideration therefor upon the surrender of such Certificates in accordance with Section 3.2.

3.2  Exchange of Certificates.

(a) Exchange Agent; Deposit of Consideration.  Prior to the Effective Time, Abraxas shall appoint American Stock Transfer and Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”), to act as exchange agent (the “Exchange Agent”) hereunder.  At or prior to the Effective Time, Abraxas shall deposit or shall cause to be deposited the shares of Abraxas Common Stock to be issued as Merger Consideration with the Exchange Agent for the benefit of the holders of Energy Common Units and which shall be used to make all deliveries of shares of Abraxas Common Stock as required by and pursuant to this Article III.  Any shares of Abraxas Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions delivered by Abraxas at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid for Energy Common Units pursuant to this Agreement, through the Merger, out of the Exchange Fund.  Except as contemplated by this Section 3.2, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  Promptly after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, Abraxas shall instruct the Exchange Agent to mail to each record holder of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, and shall be in customary form and agreed to by Abraxas and Energy prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration payable in respect of the Energy Common Units represented by such Certificates.  Promptly after the Effective Time, upon surrender of Certificates (or effective affidavits of loss in lieu thereof) for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates (or effective affidavits of loss in lieu thereof) shall be entitled to receive in exchange therefor certificate(s) evidencing shares of Abraxas Common Stock.  No interest shall be paid or accrued on any Merger Consideration.   In the event of a transfer of ownership of Energy Common Units that is not registered in the transfer records of Energy, the Merger Consideration payable in respect of such Energy Common Units may be paid to a transferee if the Certificate representing such Energy Common Units is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.  Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration without interest payable in respect of the Energy Common Units represented by such Certificate.

(c) No Further Rights in Energy Common Units.  The Merger Consideration issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Energy Common Units.

(d) Fractional Shares of Abraxas Common Stock.  No certificates or scrip of the shares of Abraxas Common Stock representing fractional shares of Abraxas Common Stock or book entry credit of the same (after aggregating all fractional shares of Abraxas Common Stock to be received by such holder) shall be issued upon the surrender for exchange of Certificates in the Merger, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any shares of Abraxas Common Stock.  Notwithstanding any other provision of this Agreement, each holder of Energy Common Units (including Energy Restricted Units and Energy Phantom Units) exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Abraxas Common Stock (after taking into account all Certificates delivered by such holder) shall not receive any consideration therefor and all such fractional shares shall be rounded down to the nearest whole share of Abraxas Common Stock.

(e) Termination of Exchange Fund with Respect to Merger.  Any portion of the Exchange Fund that remains undistributed to the holders of Energy Common Units in the Merger after 180 days following the Effective Time shall be delivered to Abraxas upon demand and, from and after such delivery, any former holders of Energy Common Units who have not theretofore complied with this Article III shall thereafter look only to Abraxas for the Merger Consideration payable in the Merger in respect of such Energy Common Units without any interest thereon.  Any amounts remaining unclaimed by holders of Energy Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Abraxas free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(f)   No Liability.  None of Abraxas, Energy or the Surviving Entity shall be liable to any holder of Energy Common Units for any shares of Abraxas Common Stock (or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Energy or Abraxas, the posting by such Person of a bond, in such reasonable amount as Energy or Abraxas may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Energy Common Units represented by such lost, stolen or destroyed Certificate.

(h) Withholding.  Each of Energy, Abraxas, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Energy Common Units such amounts as Energy, Abraxas, the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Energy Common Units in respect of whom such deduction and withholding was made by Energy, Abraxas, the Surviving Entity or the Exchange Agent, as the case may be.

3.3  Rights As Unitholders; Unit Transfers.  From and after the Effective Time, holders of Energy Common Units shall cease to be, and shall have no rights as, limited partners of Energy, and shall have no rights in respect of Energy Common Units, other than the right to receive the consideration provided under this Article III.  After the Effective Time, there shall be no transfers on the unit transfer books of Energy of the Energy Common Units.

3.4  Anti-Dilution Provisions.  In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or dividends in the form of equity interests with respect to Abraxas Common Stock or the Energy Common Units, the number of shares of Abraxas Common Stock to be issued in the Merger and the Exchange Ratio will be correspondingly adjusted.

3.5  Options, Phantom Units and Restricted Units.

(a) At the Effective Time, automatically and without any action on the part of the holder thereof, Abraxas will assume each Energy Unit Option which had previously been approved under the Energy LTIP to be granted upon the consummation of initial public offering of the Energy Common Units, and such Energy Unit Option will become an option (i) to purchase that number of shares of Abraxas Common Stock (calculated on an aggregate basis and rounded down to the nearest whole share of Abraxas Common Stock) obtained by multiplying the number of Energy Common Units issuable upon the exercise of such Energy Unit Option by the Exchange Ratio, (ii) at an exercise price per share (calculated on an aggregate basis and rounded up to the nearest whole penny) equal to the closing price of the Abraxas Common Stock on the NASDAQ on the date on which the Effective Time occurs, and (iii) otherwise upon the terms and conditions of the Abraxas LTIP (each an “Abraxas Stock Option” and, collectively, “Abraxas Stock Options”).

(b) At the Effective Time, all outstanding Energy Restricted Units and Energy Phantom Units previously granted shall be converted pursuant to Section 3.1(a), at the Exchange Ratio, into shares of Abraxas Restricted Stock pursuant to the Abraxas LTIP.  Any fractional share of Abraxas Restricted Stock shall be rounded down to the nearest whole share of Abraxas Common Stock.  Each share of Abraxas Common Stock in respect of which an Energy Restricted Unit or Energy Phantom Unit, respectively, was so assumed and converted shall be subject to, and shall vest upon, the terms and conditions that are the same as those of the applicable Energy Restricted Unit or Energy Phantom Unit.  Promptly after the Effective Time, Abraxas will provide each holder of Energy Restricted Units and Energy Phantom Units with a notice describing the assumption and conversion of such awards.

(c) With the exception of those Persons who hold Energy Restricted Units and Energy Phantom Units, no Person shall have any right under any plan, program, agreement or arrangement with respect to Energy Common Units, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits or compensation measured by the value of a number of Energy Common Units at and after the Effective Time.

(d) Abraxas will take all corporate actions necessary to reserve for issuance a sufficient number of shares of Abraxas Common Stock for delivery upon exercise of Abraxas Stock Options in respect of the Energy Unit Options that Abraxas assumes under Sections 3.5(a) and 3.5(b).

(e) Abraxas will provide for the grant of assumed and converted equity compensation awards described above in this Section 3.5 under the Abraxas LTIP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ENERGY

Energy hereby represents and warrants to Abraxas that:

4.1 Organization and Qualification.  Energy is a limited partnership duly organized and validly existing in good standing under the Laws of the State of Delaware.  Energy has the requisite limited partnership power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have an Energy Material Adverse Effect (as defined below).  When used in connection with Energy or Abraxas Operating, the term “Energy Material Adverse Effect” shall mean any state of facts, circumstance, change, event, occurrence or effect that is materially adverse to the business, properties, financial condition or results of operations of Energy and Abraxas Operating, taken as a whole, except that none of the following (or the effects thereof) will be deemed to constitute, and none of the following will be taken into account in determining whether there has been or if there is reasonably likely to be, an Energy Material Adverse Effect: (i) general economic conditions, changes in securities markets (including any disruption thereof), regulatory or political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or a general economic recession, natural disasters or other force majeure events, in each case in the United States or elsewhere, except to the extent that such conditions, changes or events affect Energy in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Energy; (ii) changes in or events or conditions generally affecting the oil and gas exploration and production industry (including changes in commodity prices and general market prices), except to the extent that such conditions, changes or events affect Energy in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Energy; (iii) changes in Laws or U.S. generally accepted accounting principles (“GAAP”) or interpretations thereof, except to the extent that such changes affect Energy in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Energy; (iv) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger; (v) any failure by Energy to meet estimates of revenues or earnings for any period ending after the date of this Agreement (provided that the underlying causes of any such failure may be considered in determining whether an Energy Material Adverse Effect has occurred); or (vi) the taking of any action (or omitting to take any action) required or contemplated by this Agreement or the taking of any action (or omitting to take any action) that Abraxas has requested or to which Abraxas has consented.

4.2 Subsidiaries.  The only subsidiary of Energy is Abraxas Operating.  Abraxas Operating (i) is duly organized and validly existing under the Laws of the State of Texas, (ii) has the requisite limited liability company power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, have an Energy Material Adverse Effect.  Other than with respect to Abraxas Operating, Energy does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that are not, in the aggregate, material to Energy.  All of Energy’s equity interests in Abraxas Operating, whether directly or indirectly owned, are held free and clear of any Lien (other than in favor of Energy or Abraxas Operating), no equity interests of Abraxas Operating are or may become required to be issued by reason of any Rights, there are no contracts, commitments, understandings or arrangements by which Abraxas Operating is or may be bound to sell or otherwise transfer any equity interests of Abraxas Operating, there are no contracts, commitments, understandings, or arrangements relating to Energy’s rights to vote or to dispose of such equity interests, and all of the equity interests of Abraxas Operating held by Energy are fully paid and non-assessable and are owned by Energy free and clear of any Liens.

4.3 Capitalization.

(a) As of the date of this Agreement, there were 11,462,149 Energy Common Units issued and outstanding (51,900 of which were Energy Restricted Units), and all of such Energy Common Units and the member interests represented thereby were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act).

(b) As of the date of this Agreement, none of Energy’s equity securities are authorized and reserved for issuance, Energy  does not have any Rights issued or outstanding with respect to its equity securities, and Energy  does not have any commitment to authorize, issue or sell any such equity securities or Rights.  Since June 1, 2009, Energy has not issued any equity securities or Rights in respect thereof or reserved any interests of Energy’s equity securities for such purposes.  There are no outstanding contractual obligations of Energy or Abraxas Operating to repurchase, redeem or otherwise acquire any equity interests of Energy or Abraxas Operating.

(c) As of the date of this Agreement, there were 248,950 Energy Common Units that were issuable and reserved for issuance upon exercise of Energy Unit Options and 47,255 Energy Phantom Units issued and outstanding.

(d) Other than with respect to the Energy LTIP, neither Energy nor Abraxas Operating (i) sponsors, maintains, directly contributes or is obligated to directly contribute to, any Benefit Plan for the benefit of any employee, former employee, director or former director of Energy or Abraxas Operating or (ii) otherwise provides or is obligated to provide benefits to any current, former or future employee, officer or director of Energy or Abraxas Operating or to any beneficiary or dependent thereof under any Benefit Plan.  For purposes of the foregoing, a “Benefit Plan” means any material “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, material employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar material plan, program, agreement or commitment, whether written or unwritten; provided, however, that “Benefit Plan” shall not include any employee benefit plan that is sponsored by Abraxas.

4.4 Authority; Due Authorization; Binding Agreement; Approval.

(a) Energy has all requisite limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement and the Voting Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the Energy Unitholders to the extent required by the Partnership Agreement and applicable Law.

(b) The execution, delivery and performance of this Agreement and the Voting Agreement by Energy and the consummation by Energy of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited partnership action on the part of Energy (other than receipt of the Energy Unitholder Approval and the filing of appropriate merger documents as required by the Delaware LP Act and the Nevada Statute).

(c) This Agreement and the Voting Agreement have been duly executed and delivered by Energy and, assuming the due authorization, execution and delivery hereof and thereon by the parties thereto other than Energy, each constitutes a valid and binding obligation of Energy, enforceable against Energy in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other Laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at Law).

4.5 GP Board Recommendation; Opinion of Energy Financial Advisor.

(a) At a meeting duly called and held, the Energy Committee determined by unanimous vote of all of its members that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Unaffiliated

Unitholders and Energy, and resolved to recommend that the full GP Board adopt this Agreement, approve the transactions contemplated hereby, and recommend the adoption of this Agreement and approval of the transactions contemplated hereby by the Energy Unitholders.

(b) At a meeting duly called and held, the GP Board, by unanimous vote of all of its members other than Robert L.G. Watson and Ralph F. Cox, who recused themselves, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Unaffiliated Unitholders and Energy and (ii) approved and adopted this Agreement and determined to recommend its adoption and approval by the Energy Unitholders.

(c) Stifel, Nicolaus & Company, Incorporated (the “Energy Financial Advisor”) has orally delivered to the Energy Committee its opinion, the written form of which, dated the same date, to be delivered subsequently, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Energy Common Units.  A copy of such opinion shall be provided to the Abraxas Special Committee, solely for informational purposes and subject to the terms of the Energy Financial Advisor’s engagement letter agreement, promptly following its delivery in written form to the Energy Committee.

4.6 No Violation; Consents.

(a) The execution and delivery of this Agreement and the Voting Agreement by Energy does not, and consummation by Energy of the transactions contemplated hereby and thereby will not, (i) violate the certificate of formation or the Partnership Agreement of Energy, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument (collectively, “Contracts”) to which Energy or Abraxas Operating is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 4.6(b) are duly and timely made or obtained and that the Energy Unitholder Approval is obtained) violate any Law applicable to Energy or Abraxas Operating or any of their properties, (iv) result in the creation or imposition of any Lien upon any property of Energy or Abraxas Operating pursuant to the agreements and instruments referred to in clause (ii), or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws, except, in the case of clauses (ii), (iii), (iv), or (v), for such conflicts, breaches, violations, defaults, Liens, or subjection, that would not, individually or in the aggregate, have an Energy Material Adverse Effect.

(b) Except for (i) expiration or termination of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws, (iii) filing or recordation of merger or other appropriate documents as required by the Delaware LP Act, the Nevada Statute or applicable Law of other states in which Energy is qualified to do business, (iv) any governmental consents necessary for transfers of permits and licenses and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have an Energy Material Adverse Effect, no authorization, consent or approval of or filing with any

Governmental Authority is required to be obtained or made by Energy or any ultimate parent entity or controlling person of Energy for the execution and delivery by either of them of this Agreement or the consummation by either of them of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ABRAXAS

Abraxas hereby represents and warrants to Energy that, except as otherwise set forth in the SEC Filings  (excluding any forward-looking statements included therein or any statements of a cautionary nature that are not historical facts in any risk factor section of such documents) filed with the SEC prior to the date of this Agreement:

5.1 Organization and Qualification.  Abraxas is a corporation duly incorporated and validly existing in good standing under the Laws of the State of Nevada.  Abraxas has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have an Abraxas Material Adverse Effect (as defined below).  When used in connection with Abraxas or any of its Subsidiaries, the term “Abraxas Material Adverse Effect” shall mean any state of facts, circumstance, change, event, occurrence or effect that is materially adverse to the business, properties, financial condition or results of operations of Abraxas and its Subsidiaries (including Energy and Abraxas Operating), taken as a whole, except that none of the following (or the effects thereof) will be deemed to constitute, and none of the following will be taken into account in determining whether there has been or if there is reasonably likely to be, an Abraxas Material Adverse Effect: (i) general economic conditions, changes in securities markets (including any disruption thereof), regulatory or political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or a general economic recession, natural disasters or other force majeure events, in each case in the United States or elsewhere, except to the extent that such conditions, changes or events affect Abraxas in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Abraxas; (ii) changes in or events or conditions generally affecting the oil and gas exploration and production industry (including changes in commodity prices and general market prices), except to the extent that such conditions, changes or events affect Abraxas in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Abraxas; provided, however, that the bankruptcy of Abraxas shall be considered to be an Abraxas Material Adverse Effect; (iii) changes in Laws or GAAP or interpretations thereof, except to the extent that such changes affect Abraxas in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Abraxas; (iv) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger; (v) any failure by Abraxas to meet estimates of revenues or earnings for any period ending after the date of this Agreement (provided that the underlying causes of any such failure may be considered in determining whether an Abraxas Material Adverse Effect has occurred);

(vi) the taking of any action (or omitting to take any action) required or contemplated by this Agreement or the taking of any action (or omitting to take any action) that Energy has requested or to which Energy has consented; or (vii) changes in the price or trading volume of Abraxas’ stock (provided that the underlying causes of any such changes may be considered in determining whether an Abraxas Material Adverse Effect has occurred).

5.2 Subsidiaries.  Each Subsidiary of Abraxas (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, have an Abraxas Material Adverse Effect.  Other than with respect to Abraxas’ Subsidiaries, Abraxas does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that are not, in the aggregate, material to Abraxas.  All of the equity interests Abraxas owns in each of its Subsidiaries, whether directly or through Abraxas’ Subsidiaries, are held free and clear of any Lien (other than in favor of Abraxas or any of its Subsidiaries), no equity interests of any of Abraxas’ Subsidiaries are or may become required to be issued by reason of any Rights, there are no contracts, commitments, understandings or arrangements by which any of Abraxas’ Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, there are no contracts, commitments, understandings, or arrangements relating to Abraxas’ rights to vote or to dispose of such equity interests, and all of the equity interests of each such Subsidiary held by Abraxas or its Subsidiaries are fully paid and non-assessable and are owned by Abraxas or its Subsidiaries free and clear of any Liens.

5.3 Capitalization.

(a) The authorized capital of Abraxas consists of:

(i) Preferred Stock.  1,000,000 shares of Preferred Stock, par value $0.01 per share, of which (A) 100,000 shares have been designated Series A Preferred Stock, par value $100.00 per share, of which no shares are issued and outstanding; (B) 45,741 shares have been designated Series B 8% Cumulative Convertible Preferred Stock, par value $100.00 per share, of which no shares are issued or outstanding; and (C) 45,471 shares have been designated as Series 1995-B 8% Cumulative Convertible Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding.

(ii) Common Stock.  200,000,000 shares of Common Stock of which 49,804,894 shares (including 257,500 shares of Abraxas Restricted Stock), are issued and outstanding as of the date of this Agreement.

(b) All of the outstanding shares of Common Stock of Abraxas (i) have been duly and validly issued and are fully paid, non-assessable and not subject to any preemptive or similar rights and (ii) were issued in compliance with all applicable state and Federal Laws concerning the issuance of securities or pursuant to valid exemptions therefrom.  The shares of Abraxas

Common Stock to be issued in the Merger have been duly authorized and when issued and delivered as provided by this Agreement, will be validly issued, fully paid and non-assessable and the issuance of such shares will not be subject to any preemptive or similar rights.

(c) As of the date of this Agreement, Abraxas had (i) warrants outstanding to purchase a total of 992,171 shares of Abraxas Common Stock and (ii) options to purchase a total of 3,232,209 shares of Abraxas Common Stock under the Abraxas LTIP, the Abraxas Directors Plan, other option plans and written option agreements.  Except as set forth in the previous sentence, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights to purchase or otherwise acquire from Abraxas any shares of, or any securities convertible into, the capital stock of Abraxas.

(d) Except as disclosed in the SEC Filings, no stockholders of Abraxas have any right to require the registration of any securities of Abraxas or to participate in any such registration.

5.4 Authority; Due Authorization; Binding Agreement.

(a) Abraxas has all requisite corporate power and authority to enter into this Agreement and the Voting Agreement and to perform its obligations and to consummate the transactions under this Agreement and the Voting Agreement.

(b) The execution, delivery and performance of this Agreement and the Voting Agreement by Abraxas and the consummation of the transactions contemplated hereby by Abraxas has been duly and validly authorized by all requisite corporate action on the part of Abraxas (other than, with respect to the Stock Issuance, the approval of the Stock Issuance by the affirmative vote of Abraxas stockholders, to the extent required by applicable Law and the filing of appropriate merger documents as required by the Delaware LP Act and the Nevada Statute); and no other vote or approval by any Abraxas stockholder is necessary to consummate the transactions contemplated by this Agreement.

(c) This Agreement and the Voting Agreement have been duly executed and delivered by Abraxas and, assuming the due authorization, execution and delivery hereof and thereof by the parties thereto other than Abraxas, constitutes a valid and binding obligation of Abraxas, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other Laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at Law).

5.5 Abraxas Board Recommendation; Opinion of Abraxas Financial Advisor.

(a) At a meeting duly called and held, the Abraxas Special Committee determined by unanimous vote of all of its members that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Abraxas stockholders and Abraxas, and resolved to recommend that the full Abraxas Board adopt this Agreement, approve the transactions contemplated hereby, and recommend the adoption of this Agreement and approval of the Stock Issuance by the Abraxas stockholders.

(b) At a meeting duly called and held, the Abraxas Board by unanimous vote of all of its members other than Robert L.G. Watson, Ralph F. Cox and Franklin A. Burke, who recused themselves, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Abraxas stockholders and Abraxas and (ii) approved and adopted this Agreement and the transactions contemplated hereby and determined to recommend to the stockholders of Abraxas that they approve the Stock Issuance.

(c) Stephens Inc. (“Abraxas Financial Advisor”) has orally delivered to the Abraxas Special Committee its opinion, to be delivered subsequently in writing, to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Abraxas.  A copy of such opinion shall be provided to the Energy Committee, solely for informational purposes, promptly following its delivery in written form to the Abraxas Special Committee.

5.6 No Violation; Consents.

(a) The execution and delivery of this Agreement and the Voting Agreement by Abraxas does not, and consummation by Abraxas of the transactions contemplated hereby and thereby will not, (i) violate the articles of incorporation or bylaws of Abraxas, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any Contracts to which Abraxas or any of its Subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 5.6(b) are duly and timely made or obtained and that the approval of the Stock Issuance by the affirmative vote of Abraxas stockholders is obtained) violate any Law applicable to Abraxas any of its Subsidiaries or any of their properties, (iv) result in the creation or imposition of any Lien upon any property of Abraxas or any of its Subsidiaries pursuant to the agreements and instruments referred to in clause (ii), or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws, except, in the case of clauses (ii), (iii) or (iv), such conflicts, breaches, violations, defaults, Liens, or subjection that arise under the Abraxas Credit Facility or, in the case of clauses (ii), (iii), (iv), or (v), for such conflicts, breaches, violations, defaults, Liens, or subjection, that would not, individually or in the aggregate, have an Abraxas Material Adverse Effect.

(b) Except for (i) expiration or termination of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act, (ii) compliance with any applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws and (B) the NASDAQ, (iii) filing or recordation of merger or other appropriate documents as required by the Delaware LP Act, the Nevada Statute or applicable Law of other states in which Abraxas is qualified to do business, (iv) any governmental consents necessary for transfers of permits and licenses and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have an Abraxas Material Adverse Effect, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by Abraxas or any ultimate parent entity or controlling person of Abraxas for the execution and delivery by either of them of this Agreement or the consummation by either of them of the transactions contemplated hereby.

5.7 Compliance.

(a) Neither Abraxas nor any of its Subsidiaries is in (i) violation of its articles of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) violation of any applicable Law, except that no representation or warranty is made in this Section 5.7 with respect to Laws relating to Tax, which are addressed exclusively in Section 5.12, and Environmental Laws and Regulations which are addressed exclusively in Section 5.11 or (iii) default in the performance of any Contracts to which Abraxas or any of its Subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for such violations or defaults that, individually or in the aggregate, would not have an Abraxas Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, an Abraxas Material Adverse Effect or with respect to properties or operations that have been sold or otherwise disposed of or are reflected as having been sold or otherwise disposed of in the SEC Filings filed prior to the date hereof, as of the date hereof, (i) Abraxas and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Abraxas and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Abraxas Permits”), (ii) all Abraxas Permits are in full force and effect, (iii) no suspension or cancellation of any Abraxas Permits is pending or, to the knowledge of Abraxas, threatened, (iv) Abraxas and its Subsidiaries are not, and since January 1, 2009 have not been, in violation or breach of, or default under, any Abraxas Permit and (v) to the knowledge of Abraxas, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Abraxas Permit (in each case, with or without notice or lapse of time or both).

5.8 SEC Filings; Financial Statements.

(a) All reports and other documents filed or furnished by Abraxas pursuant to the Securities Act and the Exchange Act through the SEC’s Electronic Data Gathering, Analysis and Retrieval system prior to the date hereof (collectively, the “SEC Filings”) are publicly available.  The SEC Filings are the only filings required to be filed or furnished by Abraxas pursuant to the Exchange Act since May 25, 2007.  At the time of filing thereof, the SEC Filings complied, and each of the SEC Filings filed or furnished subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent that information contained in any such document has been revised or superseded by a later filed SEC Filings.  Abraxas has included in the Annual Report a list of all material agreements, contracts and other documents (a “Material Contract”) that it reasonably believes are required to be filed as exhibits to the Annual Report.  Each Material Contract to which Abraxas is a party is valid and binding on Abraxas and in full force and effect, except where the failure to be valid, binding and in full force and effect, either individually or in the aggregate, would not have an Abraxas Material Adverse Effect.  Abraxas has in all material respects performed all obligations required to be performed by it under each Material Contract to which it is a party, except where such noncompliance, either individually or in the aggregate, would not have an Abraxas Material Adverse Effect.  Abraxas does not know of, and has not received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Abraxas under any such Material Contract, except where such default, either individually or in the aggregate, would not have an Abraxas Material Adverse Effect.

(b) The consolidated financial statements of Abraxas included in the annual report on Form 10-K for the year ended December 31, 2008 (the “Annual Report”) and the quarterly report on Form 10-Q for the three months ended March 31, 2009 (the “Quarterly Report”), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or otherwise, or (ii) as to the Quarterly Report, to the extent it may exclude footnotes) and fairly present in all material respects the consolidated financial position of Abraxas as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).  Abraxas has not had any disagreement with, and Abraxas has not changed, its independent public accounting firm during the periods covered by the SEC Filings.

5.9 Litigation.  Except as disclosed in the SEC Filings, there is no litigation or other legal, administrative or governmental investigation or proceeding pending or, to the knowledge of Abraxas, threatened against or relating to Abraxas or its properties or business, that if determined adversely to Abraxas could reasonably be expected to have an Abraxas Material Adverse Effect.

5.10 No Material Adverse Change.  Since the date of the Annual Report, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Abraxas, and no event has occurred or circumstance exists that may result in such a material adverse change except for such changes as may have occurred in the oil and gas industry generally or in the national or world economy.

5.11 Environmental.  Except as would not, singly or in the aggregate, reasonably be expected to have a materially adverse effect on the business, properties, financial condition or results of operations of Abraxas and its Subsidiaries, taken as a whole:

(a) The operations and activities of Abraxas and each of its Subsidiaries are and have at all times been in compliance with all Environmental Laws and Regulations.

(b) Abraxas and each of its Subsidiaries have obtained and are in compliance in all material respects with all requirements, permits, licenses and other authorizations which are required with respect to its operations, under all applicable Environmental Laws and Regulations.

(c) Abraxas and each of its Subsidiaries are not subject to any civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received, or threatened pursuant to any applicable Environmental Laws and Regulations, which has not been abated.

(d) Neither Abraxas nor any of its Subsidiaries have received any written notification asserting any alleged liability or obligation under any applicable Environmental Laws and

Regulations with respect to the Release or threatened Release of any Hazardous Materials at any real property now or previously owned, leased, operated or utilized by Abraxas or any of its Subsidiaries, and there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notification.

(e) No Hazardous Materials have been Released or threatened to be Released:  (i)  at, on, under or from any property currently owned, operated or previously owned or operated by Abraxas or any of its Subsidiaries or (ii) to Abraxas' knowledge,  at, on, under or from any property offsite the real properties owned or operated by Abraxas or any of its Subsidiaries where Abraxas or any of its Subsidiaries transported or disposed, or arranged for the transport or disposal of any Hazardous Materials; in either case of (i) or (ii), in violation of Environmental Laws and Regulations or in a manner that could give rise to any liability under Environmental Laws and Regulations, or for which remedial or corrective action may be required under applicable Environmental Laws and Regulations.

(f) To Abraxas’ knowledge, there has been no exposure of any Person or property to Hazardous Materials in connection with Abraxas' or any of its Subsidiaries' business or operations that, to Abraxas’ knowledge, would reasonably be expected to form the basis for a claim for damages or compensation;

(g) Abraxas has made available to Energy complete and correct copies of all reports, studies, analyses and correspondence on alleged environmental matters (including any alleged non-compliance with any Environmental Law or Release or threatened Release of, or exposure to, Hazardous Materials) that are in Abraxas' or any of its Subsidiaries' possession or control and relating to the ownership or operation of Abraxas' business and assets.

(h) The representations and warranties made in this Section 5.11 are the exclusive representations and warranties relating to environmental matters made by Abraxas.

5.12 Taxes.

(a) Each of Abraxas and its Subsidiaries has filed all Tax Returns (federal, state and local) required to be filed, or has properly filed extensions for filing such Tax Returns, and all such returns are true, correct and complete in all material respects.  All Taxes shown to be due and payable on such returns, any assessments imposed, and all other Taxes due and payable by each of Abraxas and its Subsidiaries, or any predecessor on or before the Effective Time, have been paid or will be paid prior to the time they become delinquent or are being contested in good faith by appropriate proceedings.  Neither Abraxas nor any of its Subsidiaries has been advised (a) that any of its Tax Returns, federal, state or other, have been or are being audited, or (b) of any deficiency, assessment or proposed judgment with regard to its federal, state or other Taxes.  There is no liability for any Tax to be imposed upon the properties or assets of each of Abraxas and its Subsidiaries that is not adequately provided for in accordance with GAAP.

(b) There are no Liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of each of Abraxas and its Subsidiaries.  Each of Abraxas and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  Neither Abraxas nor any of its Subsidiaries waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) either Abraxas nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Abraxas) or (ii) has liability for the Taxes of any Person (other than each of Abraxas and its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(d) Neither Abraxas nor any of its Subsidiaries participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or 1.6011-4T.

(e) Neither Abraxas nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(f)Neither Abraxas nor any of its Subsidiaries distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

5.13 Title to Properties and Assets; Liens, Etc.  Each of Abraxas and its Subsidiaries has good and marketable title to its properties and assets, other than its oil and gas properties, including the properties and assets reflected in the SEC Filings, and defensible title to its leasehold estates including its oil and gas properties, in each case subject to no Liens, other than (a) those resulting from Taxes which have not yet become delinquent, (b) minor Liens which do not materially detract from the value of the property subject thereto or materially impair the operations of each of Abraxas and its Subsidiaries, (c) those that have otherwise arisen in the ordinary course of business or (d) liens under the Abraxas Credit Facility.  Abraxas and its Subsidiaries are in compliance with all material terms of each lease to which it is a party or is otherwise bound.

5.14 Itellectual Property.

(a) Each of Abraxas and its Subsidiaries owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others.  There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is Abraxas or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(b) Neither Abraxas nor any of its Subsidiaries has received any communications alleging and to its knowledge, that there is no basis for any allegation that each of Abraxas and its Subsidiaries has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

(c) Neither Abraxas nor any of its Subsidiaries is aware that any of its employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to each of Abraxas and its Subsidiaries.  Each of Abraxas and its Subsidiaries does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by each of Abraxas and its Subsidiaries.

5.15 Employees; Employee Benefits.

(a) Abraxas has no collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to Abraxas’ knowledge, threatened with respect to Abraxas.  To Abraxas’ knowledge, no employee of each of Abraxas and its Subsidiaries, nor any consultant with whom each of Abraxas and its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, each of Abraxas and its Subsidiaries because of the nature of the business to be conducted by each of Abraxas and its Subsidiaries; and to Abraxas’ knowledge the continued employment by each of Abraxas and its Subsidiaries of its present employees, and the performance of each of Abraxas and its Subsidiaries’ contracts with its independent contractors, will not result in any such violation.  Neither Abraxas nor any of its Subsidiaries received any notice alleging that any such violation has occurred.  Neither Abraxas nor any of its Subsidiaries is aware that any officer, key employee or group of employees intends to terminate his, her or their employment with each of Abraxas and its Subsidiaries, nor does each of Abraxas and its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

(b) Neither Abraxas nor any of its Subsidiaries is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions,

bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors.  Each of Abraxas and its Subsidiaries has complied in all material respects with (i) all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of taxes and other sums as required by law and (ii) all applicable laws relating to the Benefit Plans.  Each of Abraxas and its Subsidiaries has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of each of Abraxas and its Subsidiaries and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.  The only “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) sponsored by each of Abraxas and its Subsidiaries is Abraxas’ 401(k) plan.

(c) None of the Benefit Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA.  Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified.  Neither Abraxas nor any of its Subsidiaries is and has not ever been (i) members of a “controlled group of corporations,” under “common control” or an “affiliated service group” within the meaning of Sections 414(b), (c) or (m) of the Code, (ii) required to be aggregated under Section 414(o) of the Code or (iii) under “common control,” within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any other entity (an “ERISA Affiliate”).

(d) The execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, director or independent contractor of each of Abraxas and its Subsidiaries or (ii) result in the triggering or imposition of any restrictions or limitations on the right of each of Abraxas and its Subsidiaries to amend or terminate any Benefit Plan (or result in any adverse consequence for any such action).  No payment or benefit that will or may be made in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(e) There is no pending litigation, audit, investigation or other proceeding relating to any Benefit Plan or to the employment, termination of employment, compensation or employee benefits of any current or former employee, director or independent contractor nor, to the knowledge of Abraxas, is any such litigation, audit, investigation or other proceeding threatened.

5.16 No Undisclosed Liabilities.  Abraxas does not have any indebtedness or liability (whether absolute, accrued, contingent or otherwise) of any nature that is not accrued or reserved against in its consolidated financial statements filed prior to the execution of this Agreement or reflected in the notes thereto, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2008, (b) liabilities of Abraxas or any of Abraxas’ Subsidiaries that would not, individually or in the aggregate, have an Abraxas Material Adverse Effect, (c) liabilities in connection with this Agreement or the Voting Agreement or (d) liabilities under the Energy Credit Agreement or the Energy Subordinated Credit Agreement.

5.17 State Takeover Laws.  No approvals are required under state takeover or similar laws in connection with the performance by Abraxas of its obligations under this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby.

5.18 Finders or Brokers.  Except as contemplated in Section 2.4 of the Voting Agreement and except for Stephens Inc., Abraxas has not (including through its respective board of directors (or similar governing body) or any committee thereof) engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

ARTICLE VI

ACTIONS PENDING MERGER

6.1 Conduct of Energy Business.  Energy covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) with the prior written consent of the Abraxas Special Committee, which consent may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement, (iii) for transactions between Energy and Abraxas Operating or (iv) as may be required under applicable Law:

(a) the respective businesses of Energy and Abraxas Operating shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b) except (i) for normal operating and capital expenses incurred in the ordinary course of business and consistent with past practice, (ii) for costs and expenses associated with this Agreement and the consummation of the transactions contemplated hereby or (iii) as permitted by any other provision of this Section 6.1, Energy and Abraxas Operating shall not make any expenditures;

(c) Energy shall not, and shall not permit Abraxas Operating to, acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice);

(d) Energy shall not and shall not permit Abraxas Operating to, make any capital contribution or incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become voluntarily responsible for, the obligations of any Person, or make any loans or advances;

(e) Energy shall not amend or otherwise change its certificate of limited partnership or the Partnership Agreement;

(f) Energy shall not, and shall not permit Abraxas Operating to (except in accordance with the terms of securities outstanding on the date hereof or any existing employee ownership or benefit plan or other contractual obligation), issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any partnership units, split, combine or reclassify any of its partnership units, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its partnership units or otherwise make any payments to partners in their capacity as such;

(g) Energy shall not, and shall not permit Abraxas Operating to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(h) Energy shall not, and shall not permit Abraxas Operating to, change its methods of accounting (other than Tax accounting, which shall be governed by clause (i) below), except in accordance with changes in GAAP as concurred to by Energy’s independent auditors;

(i) Energy shall not, and shall not permit Abraxas Operating to, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, revoke, change or make any new material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling; and

(j) Energy shall not, and shall not permit Abraxas Operating to, (i) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $1,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in its financial statements or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (ii) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have an Energy Material Adverse Effect;

(k) Energy shall not, and shall not permit Abraxas Operating to, (i) grant any increases in the compensation of any of their executive officers, except in the ordinary course of business consistent with past practice or as required by the terms of an existing employee benefit plan or agreement or by applicable Law, (ii) amend any existing employment or severance or termination contract with any executive officer, (iii) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (iv) amend any employee benefit plan, if such amendment would have the effect of materially enhancing any benefits thereunder;

(l) Energy shall not, and shall not permit Abraxas Operating to, agree or formally commit to do any of the foregoing; provided, however, that for purposes of this Section 6.1,

Energy’s obligations with respect to any Subsidiaries that are not wholly owned shall be subject to, and limited by, the contractual and fiduciary duties and obligations of Energy or Abraxas Operating with respect to such non-wholly owned Subsidiaries.

6.2 Conduct of Abraxas Business.  For purposes of this Section 6.2, “Abraxas Subsidiaries” means the Subsidiaries of Abraxas other than Energy, Abraxas Operating, the GP or Abraxas Energy Investments, LLC.  Abraxas covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) with the prior written consent of the Energy  Committee, which consent may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement, (iii) for transactions between or among Abraxas and Abraxas Subsidiaries or (iv) as may be required under applicable Law:

(a) the respective businesses of Abraxas and the Abraxas Subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b) except (i) for normal operating and capital expenses incurred in the ordinary course of business consistent with past practice, (ii) for costs and expenses associated with this Agreement and the consummation of the transactions contemplated hereby or (iii) as permitted by any other provision of this Section 6.2, Abraxas and the Abraxas Subsidiaries shall not make any expenditures;

(c) Abraxas shall not, and shall not permit any of the Abraxas Subsidiaries to, acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice);

(d) Except as set forth in the Omnibus Agreement and any operating agreement, Abraxas shall not make any capital contribution or incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become voluntarily responsible for, the obligations of any Person, or make any loans or advances, other than intercompany payables owed to Abraxas relating to services rendered or benefits provided by Abraxas for a Subsidiary in the ordinary course consistent with past practice;

(e) Abraxas shall not adopt or propose to adopt any amendments to its charter documents;

(f) Abraxas shall not, and shall not permit the Abraxas Subsidiaries to, issue (except in connection with the transactions contemplated by this Agreement or in accordance with the terms of securities outstanding on the date hereof or any existing employee ownership or benefit plan, the Abraxas LTIP, the Abraxas Directors Plan or other contractual obligation), split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(g) Abraxas shall not, and shall not permit the Abraxas Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(h) Abraxas shall not, and shall not permit the Abraxas Subsidiaries to, change its methods of accounting (other than Tax accounting, which shall be governed by clause (i) below), except in accordance with changes in GAAP as concurred to by Abraxas’ independent auditors;

(i) Abraxas shall not, and shall not permit the Abraxas Subsidiaries to, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, revoke, change or make any new material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

(j) Abraxas shall not, and shall not permit the Abraxas Subsidiaries to, (i) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $1,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in its financial statements or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (ii) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have an Abraxas Material Adverse Effect;

(k) Abraxas shall not, and shall not permit the Abraxas Subsidiaries to, (i) grant any increases in the compensation of any of their executive officers, except in the ordinary course of business consistent with past practice or as required by the terms of an existing employee benefit plan or agreement or by applicable Law, (ii) amend any existing employment or severance or termination contract with any executive officer, (iii) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (iv) except as contemplated in this Agreement, amend any employee benefit plan, if such amendment would have the effect of materially enhancing any benefits thereunder;

(l) Abraxas shall not, and shall not permit the Abraxas Subsidiaries (as applicable) to, agree or formally commit to do any of the foregoing; provided, however, that for purposes of this Section 6.2, Abraxas’ obligations with respect to any Subsidiaries that are not wholly owned shall be subject to, and limited by, the contractual and fiduciary duties and obligations of Abraxas or any of its Subsidiaries with respect to such non-wholly owned Subsidiaries.

6.3 Investigation.  From the date hereof until the Effective Time and subject to the requirements of applicable Laws, Abraxas and Energy shall (a) provide to the holders of Energy

Common Units and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours after reasonable prior notice to the offices, properties, books and records of Abraxas and Energy, (b) furnish to the holders of Energy Common Units and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including furnishing to the holders of Energy Common Units, to the extent available, the financial results of Abraxas and its Subsidiaries in advance of any filing by Abraxas with the SEC or other public disclosure containing such financial results), (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of Abraxas and Energy to cooperate with the holders of Energy Common Units in their investigation of Abraxas or Energy, as the case may be.  Notwithstanding the foregoing provisions of this Section 6.3, Abraxas and Energy shall not be required to, or to cause any of their respective Subsidiaries to, grant access or furnish information to the holders of Energy Common Units or any of their representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing contract or agreement.  The holders of Energy Common Units shall hold, and shall cause their respective counsel, financial advisors, auditors and representatives to hold, any material or non-public information concerning Abraxas received from Abraxas or its Subsidiaries confidential.  Any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Abraxas, Energy or their respective Subsidiaries.

6.4 Structuring.  On or prior to July 9, 2009 (unless such date is extended by the agreement of the parties hereto), Abraxas shall calculate an estimate, based on the best information then available, the amount of the recapture income, if any, that would be recognized on a per Energy Common Unit basis by the Unaffiliated Unitholders pursuant to Section 751 or Section 1245 of the Code, as applicable (the “Recapture Amount”), as a result of the transactions contemplated by this Agreement (the “Tax Calculation”). In the event the Tax Calculation results in a positive per unit Recapture Amount, the parties to this Agreement (a) agree to restructure the Merger and the transactions contemplated hereby so that based on the advice of tax counsel to the parties and the Unaffiliated Unitholders, the Merger can be structured in the most tax efficient manner practicable; provided that such restructuring does not cause Abraxas to be in violation of any of the terms of this Agreement and (b) if such restructuring does not reduce the Recapture Amount to zero, the Unaffiliated Unitholders’ obligations under Section 1.1 of the Voting Agreement may be terminated by the Unaffiliated Unitholders.  In addition, Abraxas agrees to utilize the methodology used in the Tax Calculation when filing Energy’s final Tax Return.

ARTICLE VII

COVENANTS

Energy hereby covenants to and agrees with Abraxas, and Abraxas hereby covenants to and agrees with Energy, that:

7.1 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of Energy and Abraxas shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger as soon as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby, including (a) taking such actions as set forth in Section 7.5, (b) using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (c) using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and (d) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.  Each of Energy and Abraxas shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the transactions contemplated hereby.  In complying with the foregoing, none of Energy, Abraxas or any of their respective Subsidiaries shall be required to take measures that would have an Energy Material Adverse Effect or Abraxas Material Adverse Effect, as applicable.

7.2 Equityholder Approvals.

(a) Subject to the terms and conditions of this Agreement, Energy shall take, in accordance with applicable Law and the Partnership Agreement, all action necessary to call, convene and hold, as soon as reasonably practicable, an appropriate meeting of members of Energy to consider and vote upon the adoption of this Agreement, the approval of the Merger and any other matters required to be approved by the holders of Energy Common Units for consummation of the Merger (including any adjournment or postponement, the “Energy Meeting”) not later than July 31, 2009.  Subject to the last sentence of this Section 7.2(a), the GP Board and the Energy Committee shall recommend adoption of this Agreement and approval of the transactions contemplated hereunder, including the Merger, to holders of Energy Common Units (the “Energy Recommendation”), and Energy shall take all reasonable lawful action to solicit such approval by Energy Unitholders.  Notwithstanding the foregoing, at any time prior to obtaining Energy Unitholder Approval, the GP Board or the Energy Committee may withdraw, modify or qualify in any manner adverse to Abraxas the Energy Recommendation (any such action being referred to as an “Energy Change in Recommendation”) if they have concluded in good faith, after consultation with, and taking into account the advice of their outside legal advisors and financial consultants, that the failure to make an Energy Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law.

(b) Subject to the terms and conditions of this Agreement, Abraxas shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, convene and hold, as soon as reasonably practicable, an appropriate meeting of the holders of Abraxas Common Stock to consider and vote upon the approval of the Stock Issuance and any other matters required to be approved or adopted by it for consummation of the Merger (including any adjournment or postponement, the “Abraxas Meeting”; and each of the Energy Meeting and Abraxas Meeting, a “Meeting”), promptly after the date that the Proxy Statement is cleared by the SEC.  Subject to the last sentence of this Section 7.2(b), the Abraxas Board and the Abraxas Special Committee shall recommend approval of the Stock Issuance to the holders of Abraxas Common Stock (the “Abraxas Recommendation”).  Notwithstanding the foregoing, at any time prior to obtaining Abraxas Stockholder Approval, the Abraxas Board or the Abraxas Special Committee may withdraw, modify or qualify in any manner adverse to Energy the

Abraxas Recommendation (any such action being referred to as an “Abraxas Change in Recommendation”) if the Abraxas Board or the Abraxas Special Committee has concluded in good faith, after consultation with, and taking into account the advice of their outside legal advisors and financial consultants, that the failure to make an Abraxas Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law.

(c) The obligation of Energy to call, hold and convene the Energy Meeting shall not be affected by an Energy Change in Recommendation, and the obligation of Abraxas to call, hold and convene the Abraxas Meeting shall not be affected by an Abraxas Change in Recommendation.

(d) So long as the Energy Recommendation remains unchanged at the time of the Abraxas Meeting, Abraxas and its Subsidiaries shall vote all of their Energy Common Units and Energy GP Units to approve the Merger, adopt this Agreement and approve any other matters required to be approved by the holders of Energy Common Units for consummation of the Merger; provided, however, that Abraxas and its Subsidiaries may, but shall not be required, to vote their Energy Common Units and Energy GP Units in such manner if there is an Energy Change in Recommendation.

7.3 Proxy Statement.  As promptly as is reasonably practicable following the date of this Agreement, Abraxas shall prepare a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in order to seek the Abraxas Stockholder Approval.  The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law.  Abraxas also agrees to use reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby.  Abraxas will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as is practicable after such filing and Abraxas shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Abraxas Common Stock as promptly as practicable after the Proxy Statement shall have been cleared by the SEC.  No filing of or amendment or supplement to the Proxy Statement will be made by Abraxas without providing the Energy Committee and its counsel a reasonable opportunity to review and comment thereon.

7.4  Common Stock Listed.  Abraxas shall use its reasonable best efforts to cause the shares of Abraxas Common Stock to be issued in the Merger to be listed, as of the Closing Date, on NASDAQ, subject to official notice of issuance.

7.5 Third Party Approvals.

(a) Abraxas and Energy and their respective Subsidiaries, shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and the expiration or termination of any waiting period under the HSR Act necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable.

(b) Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals, clearances and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.  To the extent practicable and in each case subject to applicable Laws relating to the exchange of information, Abraxas and Energy agree to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary approvals for the Merger, and (v) not to participate in any meeting or discussion related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other party the opportunity to attend and observe.  In exercising the foregoing rights, each of the parties hereto agrees to act reasonably and promptly.

(c) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Partnership Agreement or this Agreement or the similar organizational documents or agreements of the GP or Abraxas Operating, from and after the Effective Time, Abraxas shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of the GP or Abraxas Operating or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement (in each case without the requirement of any bond or other security); provided, that the Indemnified Party shall not be indemnified and held harmless if there has been a final and non appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnified Party is seeking indemnification pursuant to this Section 7.6(a), the Indemnified Party has engaged in actual fraud, gross negligence, a failure to act in good faith or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnified Party’s conduct was unlawful.  The indemnification and advancement obligations of Abraxas pursuant to this Section 7.6(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of the GP or Abraxas Operating after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.  As used in this Section 7.6(a): (x) the term “Claim” shall mean any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the GP, Abraxas Operating, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Indemnification Expenses” shall mean reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including reasonable experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.6(a), including any Claim relating to a claim for indemnification or advancement brought by an Indemnified Party.  Neither Abraxas nor Energy shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Energy and Abraxas agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the GP or Abraxas Operating as provided in the Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of the GP or Abraxas Operating) and indemnification agreements of the GP, Energy or Abraxas Operating shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of three (3) years from the Effective Time, the articles of incorporation or similar governing document of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Partnership Agreement and the organizational documents of the GP, which provisions shall not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) Abraxas shall, or shall cause the Surviving Entity to, maintain for a period of at least three (3) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by the GP and Abraxas Operating (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of the GP than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy, provided, that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, however, that Abraxas shall not be required to pay annual premiums in excess of 150% of the last annual premium paid by or on behalf of Energy prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e) The provisions of Section 7.6(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Surviving Entity for purposes of this Section 7.6 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 7.6(d) for an aggregate period of not less than three (3) years with respect to Claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

(f) If the Surviving Entity or any of its respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity assume the obligations set forth in this Section 7.6.

(g) This Section 7.6 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and shall be binding on the Surviving Entity and its successors and assigns.

7.7 Board Membership.  Prior to the mailing of the Proxy Statement, Energy shall designate Ed Russell and Brian Melton (individually an “Energy Director Designee” and together the “Energy Director Designees”) to serve as members of the Abraxas Board following the Effective

Time.  At the Effective Time, the Abraxas Board will increase the size of the Abraxas Board by two members and elect the Energy Director Designees to the Abraxas Board; provided, that each Energy Director Designee is and shall be independent within the meaning ascribed thereto by NASDAQ and the SEC at the time such individual is designated to serve on the Abraxas Board.  Subject to the fulfillment of its fiduciary duties under applicable Law and provided that each Energy Director Designee remains independent within the meaning ascribed thereto by NASDAQ and the SEC, the Abraxas Board will nominate and recommend approval of each Energy Director Designee at the annual meeting of Abraxas stockholders in 2010 for election to the Abraxas Board a full three-year term.  On the date which is 24 months after the Effective Time, one of the Energy Director Designees will offer to resign from the Abraxas Board and on the date which is 36 months after the Effective Time, the remaining Energy Director Designee will offer to resign from the Abraxas Board.  If at any time either of the Energy Director Designees creates a vacancy on the Abraxas Board (by means of death, refusal to stand for re-election, resignation, retirement, disqualification, removal from office or otherwise), the Abraxas Board shall fill such vacancy or nominate and recommend for approval to fill such position, as applicable, with a person designated by the Unaffiliated Unitholders and the Abraxas Board shall continue to nominate and recommend approval of such person in any stockholder election consistent with the provisions set forth in the preceding sentence.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction (or, in the case of Sections 8.3, 8.4 or 8.5 waiver by both Abraxas and Energy; or, in the case of Sections 8.6 or 8.8, waiver by Energy; or, in the case of Section 8.7, waiver by Abraxas) at or prior to the Closing of each of the following:

8.1 Abraxas Stockholder Approval.  The Stock Issuance and an amendment to the Abraxas LTIP increasing the shares of Abraxas Common Stock reserved for issuance thereunder shall have been approved by the affirmative vote of the holders of a majority of the shares of Abraxas Common Stock voted at the Abraxas Meeting (“Abraxas Stockholder Approval”).

8.2 Energy Equityholder Approval.  The Merger and this Agreement and the other transactions contemplated hereby shall have received Energy Unitholder Approval.

8.3 Financing.  Abraxas shall have obtained financing on commercially reasonable terms and conditions that are reasonably satisfactory to Abraxas and sufficient to consummate the Merger and repay all indebtedness outstanding under the Energy Credit Agreement and the Energy Subordinated Credit Agreement.

8.4 Governmental Approvals.  Any waiting period (including any extended waiting period arising as a result of a request for additional information and documentary material by the Federal Trade Commission or the U.S. Department of Justice) under the HSR Act shall have expired or been terminated.  All other filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in an Energy Material Adverse Effect or Abraxas Material Adverse Effect.

8.5 No Injunction.  (a) No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and (b) no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Abraxas or Energy with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 7.1.

8.6 Representations, Warranties and Covenants of Abraxas.  In the case of Energy’s obligation to consummate the Merger, unless waived, in whole or in part, by Energy:

(a) the representations and warranties of Abraxas shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or an Abraxas Material Adverse Effect) would not, individually or in the aggregate, have an Abraxas Material Adverse Effect;

(b) each and all of the agreements and covenants of Abraxas to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Energy shall have received a certificate signed by an executive officer of Abraxas, dated the Closing Date, to the effect set forth in Section 8.6(a) and Section 8.6(b).

8.7 Representations, Warranties and Covenants of Energy.  In the case of Abraxas’ obligations to consummate the Merger unless waived, in whole or in part, by Abraxas:

(a) the representations and warranties of Energy shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or an Energy Material Adverse Effect) would not, individually or in the aggregate, have an Energy Material Adverse Effect;

(b) each and all of the agreements and covenants of Energy to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Abraxas shall have received a certificate signed by an executive officer of the GP, dated the Closing Date, to the effect set forth in Section 8.7(a) and Section  8.7(b).

8.8 NASDAQ Listing.  In the case of Energy’s obligation to consummate the Merger, the shares of Abraxas Common Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

ARTICLE IX

TERMINATION

9.1 Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after the Energy Unitholder Approval or Abraxas Stockholder Approval:

(a) By the mutual consent of Abraxas and Energy in a written instrument;

(b) By either Energy or Abraxas upon written notice to the other, if:

(i) the Merger has not been consummated on or before October 28, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement or other breach of this Agreement has been a cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party has complied with its obligations hereunder);

(iii)  Energy fails to obtain the Energy Unitholder Approval at the Energy Meeting;

(iv) there has been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of the other party for the purposes of this Section 9.1, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this

Section 9.1(b)(iv) unless (x) the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 8.6 (in the case of a breach of representation or warranty by Abraxas) or Section 8.7 (in the case of a breach of representation or warranty by Energy), and (y) such terminating party is not in material breach of this Agreement;

(v) f there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(v) unless (x) the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 8.6 (in the case of a breach of covenants or agreements by Abraxas) or Section 8.7 (in the case of a breach of covenants or agreements by Energy), and (y) such terminating party is not in material breach of this Agreement; or

(vi) Abraxas fails to obtain Abraxas Stockholder Approval at the Abraxas Meeting.

(c) By Energy (with the prior approval of the Energy Committee), upon written notice to Abraxas, in the event that an Abraxas Change in Recommendation has occurred;

(d) By Abraxas (with the prior approval of the Abraxas Special Committee), upon written notice to Energy, in the event that an Energy Change in Recommendation has occurred; or

(e) Notwithstanding anything in this Agreement to the contrary, this Agreement will automatically terminate on the date (the “Outside Determination Date”) that is 120 days after the date of this Agreement if the Merger has not been completed by the Outside Determination Date.

9.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 9.2, this Agreement (other than Article X) shall forthwith become null and void after the expiration of any applicable period following such notice.  In the event of such termination, there shall be no liability on the part of Abraxas or Energy; provided, however, that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

Article X

MISCELLANEOUS

10.1 Fees and Expenses.

(a) Abraxas and Energy will bear and pay their own costs and expenses as well as the reasonable costs and expenses incurred on behalf of the limited partners of Energy of one investment banking firm and one law firm in connection with the negotiation, execution and delivery of this Agreement, the Letter of Intent and the Voting Agreement and consummation of the proposed Merger.

(b) This Section 10.1 shall survive any termination of this Agreement.

10.2 Waiver; Amendment.  Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the Energy Committee in the case of Energy and by the Abraxas Special Committee in the case of Abraxas and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Energy Unitholder Approval and the Abraxas Stockholder Approval, by an agreement in writing between the parties hereto approved by the Energy Committee in the case of Energy and by the Abraxas Special Committee in the case of Abraxas and executed in the same manner as this Agreement.

10.3 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

10.4 Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Texas, without regard to the conflict of Law principles thereof (except to the extent that mandatory provisions of federal or Texas Law govern).

10.5 Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Abraxas, to:

Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, TX  78258
Fax: (210) 490-8816
Attn: Chris E. Williford

With copies to:

Jackson Walker L.L.P.
112 E. Pecan, Suite 2400
San Antonio, TX 78205
Fax: (210) 978-7790
Attn:  Steven R. Jacobs

If to the Abraxas Special Committee, to:

Mr. Harold D. Carter
5949 Sherry Lane, Suite 1475
Dallas, TX 75225
Fax: (214) 692-7820

With copies to:

Cox Smith Matthews Incorporated
112 E. Pecan, Suite 1800
San Antonio, TX 78205
Fax: (210) 226-8395
Attn:  Dan G. Webster, III

If to Energy, to:

Abraxas Energy Partners, L.P.
18803 Meisner Drive
San Antonio, TX  78258
Fax: (210) 918-6675
Attn: Barbara M. Stuckey

If to the Energy Committee, to:

Mr. Randolph C. Aldridge
612 Canterbury Hill
San Antonio, TX 78209
Fax: (210) 828-1107

With copies to:

Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street
Suite 2500
Houston, TX 77002-6760
Fax:  (713) 758-2346
Attn:  Heather G. Callendar

10.6 Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.  Except as contemplated by Section 7.6 and in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  The Energy Unitholders are intended third party beneficiaries of all of the representations, warranties, covenants and agreement of Abraxas set forth in this Agreement.

10.7 Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.8 eadings.  The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

10.9 Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Texas, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.5 shall be deemed effective service of process on such party.

10.10 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.11 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Texas, in addition to any other remedy to which they are entitled at Law or in equity.

10.12 Scope of Representations and Warranties.

(a) Except as and to the extent expressly set forth in this Agreement, Energy makes no, and disclaims any, representations or warranties whatsoever, whether express or implied.  Energy disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Abraxas, its Affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Abraxas or its Affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any Representative of Energy or any other person or contained in the files or records of Energy), wherever and however made.

(b) Except as and to the extent expressly set forth in this Agreement, Abraxas makes no and disclaims any representations or warranties whatsoever, whether express or implied.  Abraxas disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to Energy, its Affiliates or any member, partner, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Energy or its Affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any Representative of Abraxas or any other person or contained in the records or files of Abraxas), wherever and however made.

(c) Any representation “to the knowledge” or “to the best knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the executive officers of such party and any manager or managers of such party who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers after reasonable inquiry.

10.13 Survival.  All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.2, 3.5, 7.6 and Article X shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 9.2, and Article X shall survive such termination.

10.14 Confidentiality.  Except for disclosures (i) approved by (A) with respect to any disclosure by Abraxas or any of its Subsidiaries, Energy, or (B) with respect to any disclosure by Energy or Abraxas Operating, Abraxas, or (ii) as otherwise contemplated by this Agreement or required by applicable Law, none of the parties to this Agreement shall, and shall cause their Affiliates and representatives not to, publicly disclose any confidential information or materials of the other party whether relating to the transactions contemplated by this Agreement or otherwise.  Notwithstanding the foregoing, this Section 10.14 shall not prohibit a Person from making any disclosure which, in the reasonable opinion of such Person’s outside legal counsel, is required to avoid a violation of applicable Law by such Person, in which event the Person required to make such disclosure shall do so only to the limited extent necessary to comply with such Law and shall give advance notice thereof to the other party and an opportunity to comment on any such disclosure and oppose the need therefor.

10.15 Interpretation.

(a)When a reference is made in this Agreement to Articles, Sections, or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

(b)The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.16 Assignment.  This Agreement is not transferable or assignable, except that the rights and obligations of each Limited Partner shall be transferable by such Limited Partner to an Affiliate who agrees to be bound by the terms of this Agreement.

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